EDWARD JONES MONEY MARKET FUND

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”), is effective April 16, 2021, by and between Edward Jones Money Market Fund, a Massachusetts business trust (the “Fund”), and the investment adviser of the Fund, Passport Research, Ltd. (the “Adviser”).

This Agreement amends and restates the existing Operating Expenses Limitation Agreement dated January 27, 2017, by and between the Fund and the Adviser.

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Management and Administration Agreement between the Fund and the Adviser dated January 27, 2017 (the “Investment Management Agreement “);

WHEREAS, pursuant to the Investment Management Agreement, the Fund is responsible for, and has assumed the obligation for, payment of all expenses that have not been specifically assumed by the Adviser thereunder; and

WHEREAS, the Adviser desires to limit the Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) of each class of the Fund (a “Class”) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses.

The Adviser hereby agrees to limit during the Expense Limitation Period (as that term is defined in Paragraph 2 of this Agreement) the Operating Expenses of each Class to an annual rate, expressed as a percentage of the Class’s average annual net assets, as provided under Schedule A (the “Annual Limit”) by (i) waiving all or a portion of the Adviser ‘s investment advisory fee payable pursuant to the Investment Management Agreement and (ii) to the extent such fee waiver by itself is insufficient or would cause a Class to pay a different share of the Adviser’s investment advisory fees, reimbursing the Class the portion of such Operating Expenses that is in excess of the Annual Limit for such fiscal year. To the extent that the Operating Expenses of a Class, as accrued each month, exceeds its Annual Limit accrued for such month, the Adviser will waive its investment advisory fees and, if that is insufficient or would cause the Class to pay a different share of the Adviser’s investment advisory fees, pay the Class, on a monthly basis, the amount of the accrued Operating Expenses in excess of the accrued Annual Limit within 30 days of being notified that any excess Operating Expenses payment is due.

2. Definition.

For purposes of this Agreement:

a.

The term “Operating Expenses” means the expenses of the Class that are appropriately reflected in the Class’s “Ratio of Expenses to Average Annual Net Assets” in the Fund’s prospectus pursuant to Item 13(a) “Financial Highlights”’ of Form N-1A in accordance with Instructions 4.a and 4.b thereto, as each such Item and Instruction (including the provisions of Regulation S-X referred to in such instructions) is in effect as of the date hereof, including expenses such as, but not limited to, advisory, custodial, transfer agent and administrative fees, expense reimbursements, audit expenses, the Fund’s Board of Trustees meeting costs, legal costs for ordinary operations, costs of preparing and filing post effective amendments, annual and semiannual reports to shareholders, and any proxy materials, and printing and distributing prospectuses, statements of additional information, shareholder reports and any proxy materials for current shareholders, and other expenses that would be part of the expenses borne by a registered investment company in the ordinary course of business including any Rule 12b-1 fees, Shareholder Services Plan fees and other expenses described in the Investment Management Agreement or as determined by the Fund’s Board of Trustees, but does not include any “Acquired Fund” fees and expenses (within the meaning of Item 3 of Form N-lA in effect on the date hereof), front-end or contingent deferred loads, redemption fees, taxes, interest expense in connection with investment activities, dividend and interest expense on securities sold short, brokerage fees (including commissions, mark-ups and mark-downs), annual account fees for margin accounts, expenses incurred in connection with any merger or reorganization, or extraordinary or non-routine expenses such as litigation.

b.

The term “Expense Limitation Period” is defined as the period of time commencing on the date first written above through the Initial Expiration Date reflected on Schedule A, and each subsequent one year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3. Reimbursement of Fees and Expenses.

The Adviser retains its right to receive reimbursement of any fee waivers or excess expense payments paid by it pursuant to this Agreement under the following terms and conditions:

a.

Any reductions made by the Adviser in its fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in the thirty-six (36) month period following such fee waiver and/or expense payment if, taking into account the reimbursement, the aggregate amount actually paid by a Class toward the Operating Expenses, as accrued each month, does not exceed the Annual Limit on the Operating Expenses accrued for such month (i) at the time of the fee waiver and/or expense payment and (ii) at the time of the reimbursement.

b.

The Fund shall provide to the Board a quarterly report of any reimbursements paid to the Adviser pursuant to this Agreement. Such reimbursement may not be paid prior to the Class’s payment of current ordinary operating expenses.

c.

The Adviser may agree not to require payment of any portion of the reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future reimbursement due to the Adviser hereunder.

4. Term.

This Agreement shall become effective on the date first written above and shall remain in effect through the end of the Expense Limitation Period, and shall automatically renew for an additional one year period following the end of an Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. Termination.

This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund upon 60 days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Fund, which consent will not be unreasonably withheld, except that the Adviser at its election may terminate this Agreement without payment or penalty or consent effective upon the end of an Expense Limitation Period upon at least 60 days’ written notice prior to the end of the Expense Limitation Period. This Agreement will automatically terminate if the Investment Management Agreement is terminated, with such termination effective upon the effective date of the Investment Management Agreement’s termination. The termination of this Agreement shall not affect any obligation of a party that has accrued or is outstanding prior to such termination.

6. Amendment.

Any amendment to this Agreement must be approved by mutual written consent of the parties, including the consent of the Board of Trustees of the Fund.

7. No Shareholder Vote.

For purposes of clarity, the parties acknowledge that a vote of the shareholders of the Fund is not required to amend or terminate this Agreement.

8. Assignment.

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

9. Interpretation.

Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Fund.

10. Definitions.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement.

11. Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

13. Entire Agreement.

This Agreement, including its appendices and schedules (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

EDWARD JONES MONEY MARKET FUND.		PASSPORT RESEARCH, LTD. (by its General Partner, Passport Holdings LLC)

By:	Julius A. Drelick III	By:	Aaron Albritton
Print Name: Julius A. Drelick III		Print Name: Aaron Albritton
Title: President		Title: Treasurer

Signature Page to Operating Expenses Limitation Agreement

SCHEDULE A

Fund & Share Class	Expense Caps	Initial Expiration Dates
Edward Jones Money Market Fund Investment Share Class	0.72%	June 30, 2022
Edward Jones Money Market Fund Retirement Share Class	0.72%	June 30, 2022